CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 22, 2021, relating to the financial statements and financial highlights, which appears in Tri-Continental Corporation’s Annual Report on Form N-CSR for the year ended December 31, 2020, and to the use of our report dated April 26, 2021 relating to the “Senior Securities—$2.50 Cumulative Preferred Stock” schedule included therein. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 26, 2021